UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	November 1, 2009

NFINANSE INC.
(Exact name of registrant specified in its charter)
Nevada	000-33389	65-1071956
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3923 Coconut Palm Drive, Suite 107, Tampa, Florida	33619
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code:	(813) 367-4400
Not applicable.
(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

□           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01.                      Other Events.

On November 1, 2009, nFinanSe Inc. and its wholly-owned subsidiary, nFinanSe Payments Inc. (collectively, the “Company”), entered into that certain nFinanSe Gift Card Agreement (the “Agreement”) with American Express Travel Related Services Company, Inc., on behalf of itself, its subsidiaries, and its licensees (including, but not limited to, American Express Prepaid Card Management Company, LLC) (collectively, “AMEX”).  The Agreement appoints the Company as AMEX’s authorized representative to offer, sell and distribute AMEX Gift Cards on a consignment basis through AMEX-approved participating third party retailers.

The term of the Agreement is three (3) years (the “Initial Term”); however, the Agreement may be terminated earlier upon a party’s material breach of the Agreement, a party’s insolvency or the institution of any insolvency, receivership or conservatorship, assignment for the benefit of creditors, bankruptcy or similar proceedings by or against a party.

The Agreement states that the sale of AMEX Gift Cards shall commence within thirty (30) days of at least one third party retailer being approved by AMEX, but no later than November 1, 2010.  The Initial Term shall automatically extend for sequential, one (1) year periods, unless either party delivers to the other party a written election not to extend the term of the Agreement at least six (6) months prior to the end of the Initial Term or extension thereof.

The Agreement contains customary representations and warranties regarding valid execution and due authorization and contains covenants to remain in compliance with applicable laws.  The Agreement provides for reciprocal indemnification for a party’s gross negligence or willful misconduct.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NFINANSE INC.

Date:	November 2, 2009	By:	/s/ JERRY R. WELCH
Name: Jerry R. Welch Title: Chief Executive Officer

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